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Exhibit 5.3

Consent of Charles Muerhoff

        I, Charles Muerhoff, Vice President Technical Services of Tahoe Resources Inc., Reno, Nevada, consent to the use of my name in connection with my involvement in the verification of post Feasibility Study (as defined in the Annual Report on Form 40-F of Tahoe Resources Inc. for the year ended December 31, 2014 (the "Annual Report")) technical information included the Annual Report, the disclosure of such post Feasibility Study technical information in the Annual Report, and the inclusion and incorporation by reference of such post Feasibility Study technical information in the registration statement on Form F-10 of Tahoe Resources Inc., and any amendments thereto.

June 15, 2015	/s/ CHARLES MUERHOFF Charles Muerhoff, SME RM

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  Exhibit 5.3
Consent of Charles Muerhoff